Exhibit 10.18

IONETIX CORPORATION

April 1, 2026

Ionetix Corporation
3130 Sovereign Drive
Lansing, MI 48911

United States

Re:	EMPLOYMENT AGREEMENT

Dear Phieu Phun:

On behalf of Ionetix Corporation, a Delaware corporation (the “Company”), I am pleased to offer you the position of Chief Financial Officer of the Company. Your employment by the Company shall be governed by the following terms and conditions (this “Agreement”):

1. Duties and Scope of Employment.

(a) Position. For the term of your employment under this Agreement (your “Employment”), the Company agrees to employ you in the position of Chief Financial Officer. You will report to the Company’s CEO. You will perform the duties and have the responsibilities and authority customarily performed and held by an employee in your position or as otherwise may be assigned or delegated to you by the Company’s CEO.

(b) Obligations to the Company. During your Employment, you shall devote your full business efforts and time to the Company and, unless you have received prior written approval of the Company’s Chief Executive Officer, which approval will not be unreasonably withheld, you shall not render services in any capacity to any other person or entity and shall not act as a sole proprietor or partner of any other person or entity or own more than five percent of the stock of any other corporation. Notwithstanding the foregoing, you may serve on corporate, civic or charitable boards or committees, deliver lectures, fulfill speaking engagements, teach at educational institutions, or manage personal investments without such advance written consent, provided that such activities do not individually or in the aggregate interfere with the performance of your duties under this Agreement. You further agree to comply with the Company’s policies and rules, as they may be in effect from time to time during your Employment.

(c) No Conflicting Obligations. You represent and warrant to the Company that you are under no obligations or commitments, whether contractual or otherwise, that are inconsistent with your obligations under this Agreement or that would prohibit you from performing your duties with the Company. In connection with your Employment, you shall not use or disclose any trade secrets or other proprietary information or intellectual property in which you or any other person has any right, title or interest and your Employment will not infringe or violate the rights of any other person. You represent and warrant to the Company that you have returned all property and confidential information belonging to any prior employer.

2. Cash and Incentive Compensation.

(a) Salary. The Company shall pay you as compensation for your services an initial base annual salary at a gross rate of $423,150 per year, which shall be increased to $475,000 per year effective upon the consummation of the anticipated financing and reverse merger on terms substantially as described in that certain term sheet dated December 31, 2025. Such annual salary shall be payable in accordance with the Company’s standard payroll procedures. The annual compensation specified in this subsection (a), together with any modifications in such compensation that the Company may make from time to time, is referred to in this Agreement as “Base Salary.” The Board or any Compensation Committee of the Board shall review your Base Salary periodically. Effective as of the date of any change to your Base Salary, the Base Salary as so changed shall be considered the new Base Salary for all purposes of this Agreement.

(b) Incentive Bonuses. You will be eligible to be considered for an annual incentive bonus each calendar year during the term of your employment under this Agreement based upon the achievement of certain objective or subjective criteria established by the Company’s Board of Directors (the “Board”) or any Compensation Committee of the Board. The target amount for any such annual incentive bonus will be up to 40% of your Base Salary. The determinations of the Board with respect to such bonus shall be final and binding. You shall not earn an incentive bonus unless you are employed by the Company on the date when such bonus is paid.

(c) Acceleration Benefit. If you are terminated without Cause or resign for Good Reason and provided such termination or resignation occurs in connection with or following the consummation of a Change of Control, then any Award, Stock Award, Option, Restricted Stock, Grant or Other Equity Award assumed or substituted by the Successor Corporation that is held by you at the time of your service termination shall accelerate and, if applicable, become exercisable such that the Options shall become vested and exercisable as to 100% of the Shares then unvested, and any repurchase right of the Company to which the Successor Corporation has succeeded as a result of the Change of Control shall lapse as to 100% of the Shares then unvested. The acceleration of vesting and lapse of repurchase rights provided for in the previous sentence shall occur immediately prior to your termination date. In the event of a Change of Control, if the Company’s successor does not agree to assume this Option or any such outstanding equity award, or to substitute an equivalent award or right for this Option or any such outstanding equity award, and you remain in continuous service through the closing of the Change of Control and you do not voluntarily resign without continuing with the Company’s successor, then any acceleration of vesting that would otherwise occur upon your termination shall occur immediately prior to, and contingent upon, the consummation of such Change of Control. For purposes of this paragraph, unless a capitalized term used in this paragraph has a meaning given to it elsewhere in this Agreement, such term shall have the meaning given to it in the applicable Stock Plan or Stock Agreement.

3. Business Expenses. The Company will reimburse you for your necessary and reasonable business expenses incurred in connection with your duties hereunder upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies. For the avoidance of doubt and notwithstanding anything stated in this Agreement to the contrary, to the extent that any reimbursements payable or in-kind benefits provided by the Company to you under this Agreement or otherwise constitute deferred compensation under Section 409A (as defined below), any such payments, reimbursements and/or benefits (i) will be paid no later than December 31st of the year following the year in which the expense was incurred, (ii) will not affect the amount eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iii) will not be subject to liquidation or exchange for another benefit.

4. Vacation/PTO and Employee Benefits. During your Employment, you shall be eligible to participate in the employee benefit plans maintained by the Company and generally available to similarly situated employees of the Company, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such plan.

5. Termination.

(a) Employment at Will. Your Employment shall be “at will,” meaning that either you or the Company shall be entitled to terminate your Employment at any time and for any reason, with or without Cause or notice. Any contrary representations that may have been made to you shall be superseded by this Agreement. This Agreement constitutes the full and complete agreement between you and the Company on the “at-will” nature of your Employment, which may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

(b) Rights Upon Termination. Except as expressly provided in Section 2(c) and Section 6, upon the termination of your Employment, you shall only be entitled to the compensation, benefits reimbursements then due and owing for the period ending as of the end of the effective date of your termination (the “Termination Date”). Accordingly, the Company shall make the following payments to you (or your beneficiaries or estate if applicable): (i) all earned but unpaid salary or other earned but unpaid compensation or wages, and (ii) any unreimbursed business expenses incurred by you on or before your Termination Date and which are reimbursable under the Company’s business expense reimbursement policies, which will be paid to you promptly following your submission of any required receipts and other documentation to the Company in accordance with the Company’s business expense reimbursement policies, provided such receipts and documents are received by the Company within 45 days after your Termination Date.

6. Severance.

(a) Conditions. Any other provision of this Agreement notwithstanding, subsections (b) and (c) below shall not apply unless and until (i) you have executed (and do not revoke) a full and complete general release of all claims that you may have against the Company or persons affiliated with the Company in a form provided by the Company without alteration and such release has become effective no later than the 30th day after your termination (the “Deadline Date”) and (ii) you have returned all Company property in your possession within 10 days following your termination ((i) and (ii) together, the “Conditions”).

(b) Severance Pay. If, during the term of this Agreement, you experience an involuntary separation from service, as defined in Treasury Regulation 1.409A-1(n) by the Company for any reason other than Cause, death or disability or as a result of your resignation for Good Reason (an “Involuntary Separation”), then, in addition to the amounts payable in accordance with Section 5(b), provided you comply with the Conditions, the Company shall (i) pay you severance pay at a rate equal to your Base Salary in effect at the time of your Involuntary Separation for a period of 9 month(s) (the “Continuation Period”) and (ii) a pro rated portion (based on the number of days worked in the year in which you experience such Involuntary Separation) of your annual target bonus amount set forth in Section 2(b) above, subject to determination by the Company that the payment of discretionary bonus for such year is advisable, which target bonus payment shall be made no later than March 15 of the year following the Involuntary Separation. Such severance pay shall be paid in accordance with the Company’s standard payroll procedures on the Company’s regularly scheduled payroll dates and shall commence with the first regularly scheduled payroll date that occurs on or after the Deadline Date, with the first payment being equal to the number of regularly scheduled payroll dates that occurred between the Involuntary Separation date and the date of the first payment multiplied by your Base Salary rate.

(c) Acceleration Benefit. If you experience an Involuntary Separation, then any Award, Stock Award, Option, Restricted Stock, Grant or Other Equity Award that is held by you at the time of your service termination shall accelerate and, if applicable, become exercisable such that the Options shall become vested and exercisable as to 100% of the Shares then unvested, and any repurchase right of the Company shall lapse as to 100% of the Shares then unvested. The acceleration of vesting and lapse of repurchase rights provided for in the previous sentence shall occur immediately prior to your termination date.

(d) Health Insurance. In addition, if you experience an Involuntary Separation and provided you comply with the Conditions and you elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following your Involuntary Separation, then the Company shall pay 100% of your monthly premiums due for such COBRA coverage from the first date on which you lose health coverage as an employee of the Company (with any payments commencing after such date being made retroactively to such date) until the earliest of (i) the date that the Company has paid premiums for COBRA coverage for a period of time equal to the Continuation Period, (ii) the expiration of your continuation coverage under COBRA or (iii) the date when you receive substantially equivalent health insurance coverage in connection with new employment or self-employment.

(e) Definition of “Cause.” For all purposes under this Agreement, “Cause” shall mean:

(i) any material breach by you of any material written agreement between you and the Company and your failure to cure such breach within 30 days after receiving written notice thereof;

(ii) any failure by you to comply with the Company’s material written policies or rules as they may be in effect from time to time;

(iii) neglect or persistent unsatisfactory performance of your duties and your failure to cure such condition within 30 days after receiving written notice thereof;

(iv) your repeated failure to follow reasonable and lawful instructions from the Board or Chief Executive Officer and your failure to cure such condition within 30 days after receiving written notice thereof;

(v) your conviction of, or plea of guilty or nolo contendere to, any crime that results in, or is reasonably expected to result in, material harm to the business or reputation of the Company;

(vi) your commission of or participation in an act of fraud against the Company;

(vii) your intentional material damage to the Company’s business, property or reputation; or

(viii) your unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company.

For purposes of clarity, a termination without “Cause” does not include any termination that occurs as a result of your death or disability. The foregoing definition does not in any way limit the Company’s ability to terminate your employment or consulting relationship at any time, and the term “Company” will be interpreted to include any subsidiary, parent, affiliate, or any successor thereto, if appropriate.

(f) Definition of “Good Reason.” For all purposes under this Agreement, “Good Reason” shall mean your resignation due to the occurrence of any of the following conditions which occurs without your written consent, provided that the requirements regarding advance notice and an opportunity to cure set forth below are satisfied: (i) a reduction of your then current base salary by 10% or more unless such reduction is part of a generalized salary reduction affecting similarly situated employees; (ii) a change in your position with the Company that materially reduces your duties, level of authority or responsibility; or (iii) the Company conditions your continued service with the Company on your being transferred to a site of employment that would increase your one-way commute by more than 35 miles from your then principal residence. In order for you to resign for Good Reason, you must provide written notice to the Company of the existence of the Good Reason condition within 60 days of the initial existence of such Good Reason condition. Upon receipt of such notice, the Company will have 30 days during which it may remedy the Good Reason condition and not be required to provide for the benefits described herein as a result of such proposed resignation. If the Good Reason condition is not remedied within such 30 day period, you may resign based on the Good Reason condition specified in the notice effective no later than 30 days following the expiration of the 30-day cure period.

(g) Code Section 409A. For purposes of Internal Revenue Code Section 409A, the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”), each payment that is paid pursuant to this Agreement is hereby designated as a separate payment. The parties intend that all payments made or to be made under this Agreement comply with, or are exempt from, the requirements of Section 409A so that none of the payments or benefits will be subject to the adverse tax penalties imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be so exempt. Specifically, any severance payments made in connection with your Involuntary Separation under this Agreement and paid on or before the 15th day of the 3rd month following the end of your first tax year in which your Involuntary Separation occurs or, if later, the 15th day of the 3rd month following the end of the Company’s first tax year in which your Involuntary Separation occurs, shall be exempt from Section 409A to the maximum extent permitted pursuant to Treasury Regulation Section 1.409A-1(b)(4) and any additional severance provided in connection with your Involuntary Separation under this Agreement shall be exempt from Section 409A to the maximum extent permitted pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii) (to the extent it is exempt pursuant to such section it will in any event be paid no later than the last day of your 2nd taxable year following the taxable year in which your Involuntary Separation occurs). Notwithstanding the foregoing, if any of the payments provided in connection with your Involuntary Separation do not qualify for any reason to be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(4), Treasury Regulation Section 1.409A-1(b)(9)(iii), or any other applicable exemption and you are, at the time of your Involuntary Separation, a “specified employee,” as defined in Treasury Regulation Section 1.409A-1(i) (i.e., you are a “key employee” of a publicly traded company), each such payment will not be made until the first regularly scheduled payroll date of the 7th month after your Involuntary Separation and, on such date (or, if earlier, the date of your death), you will receive all payments that would have been paid during such period in a single lump sum.

7. Indemnification. The Company shall indemnify you to the maximum extent permitted by applicable law and the Company’s Bylaws with respect to your service and you shall also be covered under a directors and officers liability insurance policy paid for by the Company to the extent that the Company maintains such a liability insurance policy now or in the future.

8. Taxes, Withholding and Required Deductions. All forms of compensation referred to in this Agreement are subject to all applicable taxes, withholding and any other deductions required by applicable law.

9. Miscellaneous.

(a) Governing Law. The validity, interpretation, construction and performance of this Agreement, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the state of California without giving effect to principles of conflicts of law. For purposes of litigating any dispute that may arise directly or indirectly from this Agreement, the parties hereby submit and consent to the exclusive jurisdiction of the state of California and agree that any such litigation shall be conducted only in the courts of California or the federal courts of the United States located in California and no other courts.

(b) Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof.

(c) Amendments and Waivers. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance.

(d) Successors and Assigns.

(i) Company’s Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business or assets that becomes bound by this Agreement or any affiliate of any such successor that employs you.

(ii) Assignment; Your Successors. This Agreement and all of your rights and obligations hereunder are personal to you and may not be transferred or assigned by you at any time. This Agreement and all of your rights hereunder shall inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(e) Notices. Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficient when delivered personally or by overnight courier or sent by email, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address as set forth on the signature page, as subsequently modified by written notice, or if no address is specified on the signature page, at the most recent address set forth in the Company’s books and records.

(f) Severability. If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively, the “Law”) then that provision shall be curtailed or limited only to the minimum extent necessary to bring the provision into compliance with the Law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

(g) Construction. This Agreement is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel, if any; accordingly, this Agreement shall be deemed to be the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto.

(h) Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement. Execution of a facsimile or scanned copy will have the same force and effect as execution of an original, and a facsimile or scanned signature will be deemed an original and valid signature.

(i) Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents or notices related to this Agreement, securities of the Company or any of its affiliates or any other matter, including documents and/or notices required to be delivered to you by applicable securities law or any other law or the Company’s Certificate of Incorporation or Bylaws by email or any other electronic means. You hereby consent to (i) conduct business electronically, (ii) receive such documents and notices by such electronic delivery and (iii) sign documents electronically and agree to participate through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

[Signature Page Follows]

We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated original copy of the Confidentiality Agreement.

Very truly yours,

IONETIX CORPORATION

By:	/s/ Kevin Cameron
(Signature)

Name:	Kevin Cameron
Title:	Chief Executive Officer

ACCEPTED AND AGREED:

Phieu phun

/s/ Phieu Phun
(Signature)

4/7/2026
Date